Exhibit 1.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated Date with respect to the audited financial statements of Blue Sky Group Holdings, Inc. for the period from inception (September 30, 2016) to October 31, 2016.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

MaloneBailey, LLP
Houston, Texas

Date: November 10, 2016